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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 33-21803 of Morgan Stanley California Tax-Free Daily Income Trust (the "Fund"), on Form N-1A of our report dated February 14, 2005, appearing in the December 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York
April 25, 2005